Exhibit 99.1

Oncothyreon Announces Promotion of Scott Peterson, Ph.D., to Chief Scientific Officer

Seattle, Washington — June 21, 2012 — Oncothyreon Inc. (Nasdaq: ONTY) today announced the promotion of Scott Peterson, Ph.D., to Chief Scientific Officer. Dr. Peterson joined Oncothyreon in August 2009 as Vice President, Clinical Development.

“This promotion recognizes Scott’s key role in advancing the scientific and preclinical support for both PX-866, our phosphatidylinositol-3-kinase (PI-3K) inhibitor currently in multiple Phase 2 clinical trials, and ONT-10, our therapeutic vaccine targeting MUC-1 currently in a Phase 1 clinical trial,” said Robert L. Kirkman, M.D, President and Chief Executive Officer. “He also leads the scientific effort to expand this clinical pipeline, including the ongoing preclinical development of ONT-701, our inhibitor of the Bcl-2 family of anti-apoptotic proteins.”

Prior to joining Oncothyreon, Dr. Peterson was Director of Oncology Research at ZymoGenetics Inc from 2007-2009. Prior to that, Dr. Peterson was a Principal Scientist at ICOS Corporation where he led both small molecule and antibody cancer drug discovery programs. Dr. Peterson has a Ph. D. in Chemistry from the University of Colorado, Boulder and a B.S. in Biology from Washington State University.

About Oncothyreon

Oncothyreon is a biotechnology company specializing in the development of innovative therapeutic products for the treatment of cancer. Oncothyreon’s goal is to develop and commercialize novel synthetic vaccines and targeted small molecules that have the potential to improve the lives and outcomes of cancer patients. For more information, visit www.oncothyreon.com.

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Investor and Media Relations Contact:

Julie Rathbun

Rathbun Communications

206-769-9219

ir@oncothyreon.com